Exhibit 10.7
Employment Terms and Conditions
for the Position of
President of Santander Financial Services
The present Employment Agreement for the position of President of Santander Financial Services is effective March 1, 2006. The parties in this Agreement or Contract are Santander Financial Services in Puerto Rico, (subsequently referred to as Santander Financial Services) and Mr. Bartolomé Vélez (subsequently referred to as the President).
1.	Terms and Conditions
1.1.	The President shall dedicate all his efforts and the necessary time toward the attainment of the goals as established by Santander Financial Services and will perform the duties inherent to the position. These duties may change as dictated by the person to whom the President reports to, in accordance with Santander Financial Services operational and business needs. The President must meet said objectives and goals or be subject to progressive disciplinary actions related to the efficiency and performance of his work.

1.2.	The President agrees to fully comply with Santander Financial Services and Santander Financial Services norms, procedures and policies. The President understands that noncompliance with the norms, procedures and policies of Santander Financial Services and Santander Financial Services, are considered just cause for the termination of this Agreement.

1.3.	Santander Financial Services trusts the veracity of the information provided by the President in his Employment Application and other documents provided and he can be terminated at any given time if the information is proven to be false or incomplete.

1.4.	Santander Financial Services reserves the right to modify the responsibilities, terms and conditions of employment here defined, as the company needs dictate. These changes will be notified in writing to the President in order for him to meet the new requirements.
2.	Compensation and Benefits
2.1.	Effective as of the date of this Contract Santander Financial Services will compensate the President with an annual salary of $300,000.00. He will also participate in the Variable Compensation Program, established for the position, conditioned to the attainment of the objectives and goals established and he is an active employee at the moment of the accreditation.

2.2.	Corporate Membership will be paid to the Bankers Club and Río Mar Country Club.

2.3.	The concession of a Corporate Credit Card subject to the existing policy.

2.4.	A company car will be provided subject to Santander Financial Services policies.

2.5.	In addition to the compensation and benefits mentioned the President shall be eligible to the same benefits established for the employees of Santander Financial Services subject to the requirements of each one.

2.6.	The payments mentioned under the section Compensation and Benefits are subject to the legal deduction requirements under the federal and local applicable laws.
3.	Business Secrets
3.1.	During the time of employment the President will have access to confidential documents; client lists information, feasible clients, marketing strategies, and other related policies and material which constitute confidential information for Santander Financial Services and its business. Confidential information related to Santander Financial Services is property of the Corporation. The President can not disclose directly or indirectly said information, unless so required by business needs, as required by a

Employment Terms and Conditions
for the Position of
President of Santander Financial Services
court or competent authority, in which case he must first notify the Board of Directors of Santander Financial Services.

3.2.	If the President resigns or terminates employment he is required to observe absolute protection of confidential and privileged business information, including restraining from disclosing or using the same for personal benefit, his new employer or third persons.

3.3.	This information includes but is not limited to; business secrets, information property of Santander Financial Services, affiliates and corporate company (Santander BanCorp), confidential issues, operational methodologies, list of current and potential clients, business contacts, bank products, strategies, tactics, business plans, data bases, development of computer programs, financial information, status reports, account balances, gain margins, stock options, economic studies, marketing studies, marketing strategies and others of similar nature.

3.4.	If the President violates one of the dispositions stated above, of non disclosure or use of confidential information, Santander Financial Services, will have the right to request an injunction (permanent or preliminary) so that the Presidents stops and desists from such practice and refrain from incurring in said conduct. Given this situation Santander Financial Services can invoke as a remedy, contract violation as well as reimbursement of torts.
4.	Termination
4.1.	The President will be subject to the local and federal regulations that govern employee termination in Puerto Rico.

4.2.	In accordance with Law 80 of May 30, 1976, as amended, employees who do not meet the objectives and goals, non compliance with quotas, inefficiency or any other violation included in Santander Financial Services Business and Work Conduct Manual will be subject to the disciplinary measures set forth in the same. Upon just cause for the termination of this contract, the President will only receive his salary as of the date of the termination and his vacation balance.

4.3.	The parties agree that this contract may be terminated by either one. On the part of Santander Financial Services it may terminate this contract without cause. In this case, it will exclusively pay the amount established by Law 80 of May 30, 1976, as amended, or the amount of one (1) year salary whichever is greater. The parties understand and agree that this amount will be considered as a total indemnification compensation which will release Santander Financial Services from all claims or cause of action.

4.4.	Just cause will be deemed upon non compliance by the President’s with the terms and conditions of this contract, including but not limited to, that the President does not diligently and efficiently comply with the norms, policies, directives and objectives of Santander Financial Services; negligent actions, violation of the law, dishonesty; incompetence; violation of fiduciary responsibilities; undisciplined; reasons of similar severity or nature; or any other reason or circumstance contained within the concept of just cause, as defined by Law 80 of May 30, 1976, as amended; or when the determination responds to an ruling from a federal or competent local authority.

Employment Terms and Conditions
for the Position of
President of Santander Financial Services
4.5.	Th employee may terminate this contract by verbal and written notification to the Board of Directors of Santander Financial Services, with at least 30 days in anticipation to his last day of work as established in the written notification.
5.	Applicable Law
5.1.	The present contract is governed by the laws of the Puerto Rico Commonwealth.
6.	Separation
6.1.	In the event that any part, condition or disposition of this contract, will declared null or inefficient in law by any competent court, said determination will not effect the validity of the other dispositions of this contract, which will remain in full effect. In the same manner the parties agree to the modification, altering, revision or interpretation of any part of this contract tainted with nullity so as to the elimination of said part by a competent court.
7.	Acceptance
7.1.	The parties agree that the present contract contains all the agreements between them and proceed to sign it freely and voluntarily.
Given in San Juan, Puerto Rico in March 1, 2006.

/S/:Jose R. González, Chief Executive Officer	/S/:Bartolomé Vélez
Santander Financial Services, Inc.

/S/:Ivonna J. Pacheco
Human Resources Director